As Filed with the Securities and Exchange Commission on October 23, 2007

Registration No. 333-

UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM S-3

REGISTRATION STATEMENT UNDER THE SECURITIES ACT OF 1933

THE BANK HOLDINGS

(Exact name of registrant as specified in its charter)

NEVADA	90-0071778
(State or other jurisdiction of incorporation or organization)	(I.R.S. Employer Identification Number)

9990 Double R Blvd, Reno, Nevada 89521 (775) 853-8600

(Address, including zip code, and telephone number, including area code, of registrant’s principal executive offices)

Hal Giomi

9990 Double R. Blvd., Reno, Nevada 89521

(775) 853-8600

(Name, address, including zip code, and telephone number, including area code, of agent for service)

Copy To:

Gary Steven Findley & Associates

1470 N. Hundley St., Anaheim, California 92806

(714) 630-7136

As soon as practicable after this Registration Statement becomes effective.

(Approximate date of commencement of proposed sale to the public)

If the only securities being registered on this Form are being offered pursuant to dividend or interest reinvestment plans, please check the following box:  ☐

If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box: :  ☒

If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box:  ☐  and list the Securities Act registration statement number of the earlier effective registration statement for the same offering.

If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. ☐

If this Form is a registration statement pursuant to General Instruction I.D. or a post-effective amendment thereto that shall become effective upon filing with the Commission pursuant to Rule 462(e) under the Securities Act, check the following box. ☐

If this Form is a post-effective amendment to a registration statement filed pursuant to General Instruction I.D. filed to register additional securities or additional classes of securities pursuant to Rule 413(b) under the Securities Act, check the following box. ☐

CALCULATION OF REGISTRATION FEE

Title of each Class Of Securities to be registered	Amount to be registered(1)	Proposed maximum offering price per unit(2)	Proposed maximum aggregate offering price	Amount of registration fee
Common Stock	712,684 Shares	$13.77	$9,813,659	$301.28

(1)         The shares of common stock set forth in the Calculation of Registration Fee Table, and which may be offered pursuant to this Registration Statement, includes, pursuant to Rule 416 of the Securities Act of 1933, as amended, such additional number of shares of the Registrant’s common stock that may become issuable as a result of any stock splits, stock dividends or similar event.

(2)         Estimated solely for the purpose of calculating the registration fee pursuant to Rule 457 under the Securities Act of 1933, as amended, based on the average of the high and low prices of the Registrant’s common stock on October 9, 2007, as quoted on the NASDAQ Capital Market.

The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

The information in this prospectus is not complete and may be changed. The selling shareholders may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not a solicitation of an offer to buy these securities in any state in which the offer or sale is not permitted.

SUBJECT TO COMPLETION, DATED OCTOBER 23, 2007

PROSPECTUS

THE BANK HOLDINGS

9990 Double R Boulevard

Reno, Nevada 89521

(775) 853-8600

712,684 Shares Of Common Stock

Par Value $0.01 Per Share

We are registering up to 712,684 shares of our common stock which were acquired in connection with a private placement completed on August 1, 2006, for resale by the selling shareholders from time to time.

The selling shareholders will receive all of the proceeds from the sale of the shares of our common stock offered by this prospectus, less any brokerage commissions or other expenses incurred by them. We will not receive any proceeds from the sale of shares of our common stock by the selling shareholders. See “Selling Shareholders” beginning on page 8 of this prospectus for a complete description of the selling shareholders.

Our common stock is traded on the NASDAQ Capital Market under the symbol “TBHS.” On October 9, 2007, the closing price of one share of our common stock on the NASDAQ Capital Market was $13.75.

This investment involves a high degree of risk. You should carefully consider the factors described under the caption “Risk Factors” beginning on page 3 of this prospectus.

Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

Shares of our common stock are not bank deposits and are not insured by the FDIC or any other government agency. We are not allowed to make any loan to any borrower who wants to use our common stock as security for a loan, and we may not make any loan to any borrower for the purpose of acquiring our common stock.

This prospectus does not constitute an offer to sell or solicitation of an offer to buy any of the securities offered in any jurisdiction to any person to whom it is unlawful to make such offers or solicitation in such jurisdiction.

Our principal executive offices are located at 9990 Double R Boulevard, Reno, Nevada. Our telephone number is
(775) 853-8600.

The date of this prospectus is                , 2007

TABLE OF CONTENTS

ABOUT THIS PROSPECTUS

PROSPECTUS SUMMARY

FORWARD LOOKING STATEMENTS

RISK FACTORS

ABOUT THE BANK HOLDINGS AND NEVADA SECURITY BANK

DESCRIPTION OF COMMON STOCK

USE OF PROCEEDS

SELLING SHAREHOLDERS

PLAN OF DISTRIBUTION

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

INDEMNIFICATION

LEGAL MATTERS

EXPERTS

i

ABOUT THIS PROSPECTUS

This prospectus is part of a registration statement we filed with the U.S. Securities and Exchange Commission (the “Commission”). You should rely on the information provided in this prospectus. Neither we nor the selling shareholders listed in this prospectus have authorized anyone to provide you with information different from that contained in or incorporated by reference in this prospectus. The selling shareholders are offering to sell and seeking offers to buy shares of common stock only in jurisdictions where offers and sales are permitted. The information contained in this prospectus is accurate only as of the date of this prospectus, regardless of the time of delivery of this prospectus or of any sale of common stock.

Unless the context otherwise requires, throughout this prospectus the words “we”, “us” and “our” refer to The Bank Holdings and its subsidiaries.

PROSPECTUS SUMMARY

This summary highlights important features of this offering and the information included or incorporated by reference in this prospectus. This summary does not contain all of the information that you should consider before investing in our common stock. You should read the entire prospectus carefully, especially the risks of investing in our common stock discussed under “Risk Factors.”

The Company

The Bank Holdings is a bank holding company registered under the Bank Holding Company Act of 1956, as amended. The Bank Holdings conducts operations through its principal subsidiary, Nevada Security Bank, a Nevada state-chartered commercial bank. The Bank Holdings and Nevada Security Bank are both headquartered in Reno, Nevada at 9990 Double R Boulevard. Nevada Security Bank provides traditional commercial banking services to small and medium-sized businesses and individuals primarily in northern Nevada and northern California. The Bank Holdings’s other operating subsidiaries, Granite Exchange, Inc. in Roseville, California, and Rocky Mountain Exchange, Inc., formerly Big Sky Property Exchange, of Bozeman, Montana are “qualified intermediaries” facilitating tax-deferred real estate exchanges under Section 1031 of the Internal Revenue Code.

The Private Placement

On August 1, 2007, we completed a sale of our securities in a private placement transaction, pursuant to which we sold and issued an aggregate of 678,740 shares of our common stock, which, after a 5% stock dividend, now consist of 712,684 shares of our common stock. The shares were originally sold  at a purchase price of $17.00 per share. Each of the purchasers in the private placement was an “accredited investor” as defined by Rule 501(a) under the Securities Act.

The Offering

Common Stock Offered by the Selling Shareholders:	712,684 shares of our common stock are being offered by this prospectus. All of the shares offered are being sold by the selling shareholders.

Common Stock Outstanding as of September 30, 2007:	5,831,099 shares.

Use of Proceeds:	We will not receive any of the proceeds from the sale of the shares by the selling shareholders.

Risk Factors:

An investment in our securities involves a high degree of risk and could result in a loss of your entire investment. Prior to making an investment decision, you should carefully consider all of the information in this prospectus and, in particular, you should evaluate the risk factors set forth under the caption “Risk Factors” beginning on page 3.

Nasdaq Capital Market Symbol:	TBHS

FORWARD LOOKING STATEMENTS

Certain statements contained in this prospectus or in documents contained as appendices or incorporated by reference herein, including, without limitation, statements containing the words “believes,” “anticipates,” “intends,” “expects” and words of similar import, constitute “forward-looking statements” within the meaning of Section 27A of the Securities Act of 1933 and Section 21E of the Securities Exchange Act of 1934. Such forward looking statements involve known and unknown risks, uncertainties and other factors that may cause the actual results, performance or achievements of the combined companies to be materially different from any future results, performance or achievements expressed or implied by such forward-looking statements.

In addition to the risks discussed in “RISK FACTORS,” the following factors may also cause actual results to differ materially from historical results or from those described in forward looking statements in this joint proxy statement-prospectus:

•                                demographic changes;

•                                changes in business strategy or development plans or the inability to execute same;

•                                the availability of capital to fund the expansion of the combined business;

•                                dependency on real estate and economic conditions in northern Nevada;

•                                adverse impacts from an economic downturn or borrowers failing to perform;

•                                increased competition;

•                                continuing ability to originate, sell and service loans;

•                                legislative and regulatory developments and policies, including those related to the SBA lending;

•                                changes in interest rates;

•                                environmental risks;

•                                operational risks; and

•                                other factors referenced in this joint proxy statement-prospectus or the documents incorporated herein by reference.

Given these uncertainties, you are cautioned not to place undue reliance on such forward-looking statements. The Bank Holdings disclaims any obligation to update any such factors or to publicly announce the results of any revisions to any of the forward-looking statements contained herein to reflect future events or developments.

RISK FACTORS

In addition to the other information in this prospectus, you should carefully consider the following risk factors in deciding whether to invest in the common stock.

Our Northern Nevada and Northern California business focus and economic conditions in Nevada and California could adversely affect our operations. Our operations are located primarily in northern Nevada and northern California. As a result of this geographic concentration, our results depend largely upon economic conditions in these areas. A deterioration in economic conditions or a natural or manmade disaster in our market area could have a material adverse impact on the quality of our loan portfolio, the demand for our products and services, and our financial condition and results of operations.

Changes in market interest rates could adversely affect our earnings.  Our earnings depend largely on the relationship between the cost of funds, primarily deposits and borrowings, and the yield on earning assets, such as loans and investment securities. This relationship, known as the interest rate spread, is subject to fluctuation and is affected by the monetary policies of the Federal Reserve Board, the international interest rate environment, as well as by economic, regulatory and competitive factors which influence interest rates, the volume and mix of interest-earning assets and interest-bearing liabilities, and the level of nonperforming assets. Many of these factors are beyond our control. Fluctuations in interest rates affect the demand of customers for our products and services. We are subject to interest rate risk to the degree that our interest-bearing liabilities reprice or mature more slowly or more rapidly or on a different basis than our interest-earning assets. Given our current volume and mix of interest-bearing liabilities and interest-earning assets, our interest rate spread could be expected to increase during times of rising interest rates and, conversely, to decline during times of falling interest rates. Therefore, significant fluctuations in interest rates may have an adverse or a positive effect on our results of operations.

We are subject to government regulations that could limit or restrict our activities, which in turn could adversely impact our operations. The financial services industry is subject to extensive federal and state supervision and regulation. Significant new laws or changes in existing laws, or repeals of existing laws may cause our results to differ materially. Further, federal monetary policy, particularly as implemented through the Federal Reserve System, significantly affects credit conditions for us and a material change in these conditions could have a material adverse impact on our financial condition and results of operations.

Failure to manage growth may adversely affect our performance.  Our financial performance and profitability depends on our ability to manage our recent growth and possible future growth. In addition, any future acquisitions and our continued growth may present operating and other problems that could have an adverse effect on our financial condition and results of operations.

Competition may adversely affect our performance.  The banking and financial services businesses in our market areas are highly competitive. We face competition in attracting deposits and in making loans. The increasingly competitive environment is a result of changes in regulation, changes in technology and product delivery systems, and the accelerating pace of consolidation among financial service providers. Our results in the future may differ depending on the nature or level of competition.

If a significant number of borrowers, guarantors and related parties fail to perform as required by the terms of their loans, we will sustain losses. A significant source of risk arises from the possibility that losses will be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans and guarantees. We have adopted underwriting and credit monitoring procedures and credit policies, including the establishment and review of the allowance for credit losses, that management believes are appropriate to minimize this risk by assessing the likelihood of nonperformance, tracking loan performance, and diversifying our credit portfolio. These policies and procedures, however, may not prevent unexpected losses that could have a material adverse effect on our results of operations.

We have a high concentration of loans secured by real estate and a downturn in the real estate market, for any reason, could hurt our business and prospects. Our real estate-secured loans are concentrated in the northern Nevada and greater Sacramento, California areas. A downturn in those local economies could have a material adverse effect on a borrower’s ability to repay these loans due to either loss of borrower’s employment or a reduction in borrower’s business. Further, such reduction in those local economies could severely impair the value of the real property held as collateral. As a result, the value of real estate collateral securing our loans could be reduced. Our ability to recover on defaulted loans by foreclosing and selling the real estate collateral would then be diminished and it would be more likely to suffer losses on defaulted loans.

Our growth could be hindered unless we are able to recruit additional, qualified employees which, if difficult, may divert resources and limit its ability to successfully expand operations. If we are unable to hire and retain qualified employees in the near term, we may be unable to successfully execute our business strategy and/or be unable to successfully manage our growth. We believe that we have built our management team and personnel, and established an infrastructure, to support our current size. Our future success will depend on the ability of our executives and employees to continue to implement and improve our operational, financial and management controls and processes, reporting systems and procedures, and to manage a growing number of client relationships. We may not be able to successfully implement improvements to its management information and control systems and control procedures and processes in an efficient or timely manner. We cannot assure you that our growth strategy will not place a strain on our administrative and operational infrastructure. If we are unable to locate additional personnel and to manage future expansion in our operations, we may experience compliance and operational issues, have to slow the pace of growth, or have to incur additional expenditures beyond current projections to support such growth, any one of which could adversely affect our business.

Our business would be harmed if we lost the services of any of our executive management team. We believe that our prospects for success in the future are substantially dependent on our senior management team, which includes Chief Executive Officer, Hal Giomi, President, Joe Bourdeau, Chief Financial Officer, Jack Buchold, Chief Credit Officer, John Donovan. The loss of the services of any of these persons could have an adverse effect on our business.

As a public reporting company, Bank Holdings is subject to significant laws and regulations that will increase its compliance costs and may strain management resources. We are a public company and, reporting requirements of the Securities Exchange Act of 1934, as amended and the Sarbanes-Oxley Act of 2002, or SOX, and related regulations are applicable to our operations. Our expenses related to services rendered by accountants, legal counsel and consultants will increase in order to ensure compliance with these laws and regulations that it is subject to as a public company.

Our allowance for loan losses may not be adequate to cover actual losses. A significant source of risk arises from the possibility that losses could be sustained because borrowers, guarantors and related parties may fail to perform in accordance with the terms of their loans. The underwriting and credit monitoring policies that we have adopted to address this risk may not prevent unexpected losses that could have a material adverse affect on our business. Like all financial institutions, we maintain an allowance for loan losses to provide for loan defaults and non-performance. The allowance for loan losses may not be adequate to cover actual loan losses, and future provisions for loan losses could materially and adversely affect our business. Our allowance for loan losses is based on prior experience and peer bank experience, as well as an evaluation of the known risks in the current portfolio, composition and growth of the loan portfolio and economic factors. The determination of the appropriate level of loan loss allowance is an inherently difficult process and is based on numerous assumptions. The amount of future losses is susceptible to changes in economic, operating and other conditions, including changes in interest rates, that may be beyond our control and these losses may exceed current estimates. We cannot assure you that we will not increase the allowance for loan losses further or that regulators will not require us to increase this allowance. Either of these occurrences could adversely affect business and prospects.

We are exposed to risk of environmental liabilities with respect to properties to which we takes title. A large portion of our outstanding loan portfolio is secured by real estate. In the course of our business, we may foreclose and take title to real estate, and could be subject to environmental liabilities with respect to these properties. We may be held liable to a governmental entity or to third parties for property damage, personal injury, investigation and clean-up costs incurred by these parties in connection with environmental contamination, or may be required to investigate or clean up hazardous or toxic substances, or chemical releases at a property. The costs associated with investigation or remediation activities could be substantial, adversely affecting our business, profitability and prospects.

ABOUT THE BANK HOLDINGS AND NEVADA SECURITY BANK

The Bank Holdings

The Bank Holdings is a bank holding company incorporated in Nevada on January 17, 2003 and registered under the Bank Holding Company Act of 1956, as amended. The Bank Holdings conducts operations through its principal subsidiary, Nevada Security Bank, a Nevada state-chartered commercial bank. The Bank Holdings and Nevada Security Bank are both headquartered in Reno, Nevada at 9990 Double R Boulevard. Nevada Security Bank provides traditional commercial banking services to small and medium-sized businesses and individuals primarily in northern Nevada and northern California. The California branches are separately branded as Silverado Bank. The Bank Holdings’ other two operating subsidiaries, Granite Exchange, Inc. in Roseville, California, and Rocky Mountain Exchange, Inc., formerly Big Sky Property Exchange, of Bozeman, Montana, are “qualified intermediaries” facilitating tax-deferred real estate exchanges under Section 1031 of the Internal Revenue Code and became wholly-owned subsidiaries of Bank Holdings in March 2006.

Our other direct subsidiaries are The Bank Holdings Statutory Trust I, a Connecticut statutory trust which was formed in November 2005 to solely facilitate the issuance of variable rate capital trust pass through securities and NNB Holdings Statutory Trust I which was formed in June 2005 as a subsidiary of NNB Holdings, Inc., and was acquired by the Company in the merger with NNB Holdings,

Inc.  NNB Holdings Statutory Trust I is a Delaware Statutory Trust also formed to facilitate the issuance of capital trust pass through securities.  Pursuant to FASB Interpretation No. 46R Consolidation of Variable Interest Entities (FIN 46R), The Bank Holdings Statutory Trust I and NNB Holdings Statutory Trust I are not reflected on a consolidated basis in the financial statements of the Company.

Our website is: www.thebankholdings.com.

Nevada Security Bank, the principal subsidiary of The Bank Holdings was incorporated under the laws of the State of Nevada on February 26, 2001, and was licensed by the Nevada Commissioner of Financial Institutions and commenced operations as a Nevada state-chartered bank on December 27, 2001. Nevada Security Bank’s website is: www.nevadasecuritybank.com.

Nevada Security Bank operates from its head office in Reno, and its branch offices in Incline Village, Sparks, Carson City and Reno, Nevada, as well as Roseville and Rancho Cordova, California. The California branches are separately branded as Silverado Bank, a division of Nevada Security Bank; Silverado Bank also focuses on government guaranteed loans through the Small Business Administration, or SBA.

The addresses of Nevada Security Bank’s current full-service branch offices are as follows:

Main Office:	9990 Double R Boulevard Reno, Nevada 89521 (775) 853-8600	Incline Village:	910 Tahoe Boulevard, Ste. 101 Incline Village, Nevada 89451 (775) 832-8100

Mae Anne, Reno:	1680 Robb Drive Reno, Nevada 89523 (775) 746-9800	Spanish Springs:	150 Isidor Court, #203 Sparks, Nevada 89431 (775) 424-1500

Moana, Reno:	3490 So. Virginia St. Reno, Nevada 89502 (775 689-6555	Carson City:	3120 Highway 50 East, #1 Carson City, Nevada 89701 (775) 687-2323

Roseville:	2270 Douglas Boulevard Roseville, California 95991 (916) 787-1900	Rancho Cordova	2865 Sunrise Boulevard, Ste. 112 Rancho Cordova, California 95742 (916) 288-1500

As an independent community commercial bank, Nevada Security Bank offers a full range of consumer and commercial banking services primarily to the business and professional community and individuals located in two primary areas; Washoe County, Nevada and Placer County, California. Nevada Security Bank has a full complement of lending activities, including commercial and industrial, real estate construction, real estate mortgage, as well as agricultural and consumer loans, with particular emphasis on short and medium-term obligations. Nevada Security Bank’s loan portfolio is not concentrated in any one industry, although at June 30, 2007 approximately 82% of Nevada Security Bank’s loans are secured by real estate. A loan may be secured (in whole or in part) by real estate even though the purpose of the loan is not to facilitate the purchase or development of real estate.

Nevada Security Bank offers a wide range of deposit instruments including personal and business checking accounts and savings accounts, interest-bearing negotiable order of withdrawal accounts, money market accounts and time certificates of deposit. Most of Nevada Security Bank’s deposits are attracted from individuals and from small and medium-sized business-related sources. Its deposits are insured under the Federal Deposit Insurance Act up to applicable limits, and subject to regulations by that federal agency. Nevada Security Bank is subject to periodic examinations of its operations and verification of compliance with applicable laws and regulations issued by the FDIC and the Nevada Financial Institutions Division.

In addition to the loan and deposit services Nevada Security Bank also offers a wide range of specialized services designed to attract and meet the needs of commercial customers and personal account holders. These services include cashiers’ checks, travelers’ checks and foreign drafts. Nevada Security Bank does not operate a trust department; however, it has made an arrangement with a private trust company to offer trust services to its customers on request. Most of Nevada Security Bank’s business originates from within Washoe County, Nevada; however, Placer County, California is a substantial source of additional business through Silverado Bank, a division of Nevada Security Bank. Neither Nevada Security Bank’s business nor liquidity is seasonal, and there has been no material effect upon Nevada Security Bank’s capital expenditures, earnings or competitive position as a result of federal, state or local environmental regulation.

Our mission is to be an organization of excellence by:

•                                Providing quality banking products and services, offered personally and professionally;

•                                Committing its resources, energy and leadership to its communities;

•                                Creating value for its shareholders;

•                                Conducting its business with integrity and respect for all; and

•                                Fulfilling potential opportunities for growth and development.

Our business strategy is to increase shareholder and franchise value by continuing to expand its geographic footprint through new branches, regional and/or loan production offices, and/or strategic acquisitions as they may become available. We expect to achieve these goals with its core group of experienced bankers, meeting the needs of its constituent shareholder, customer, and employee groups. We expect this will be accomplished by understanding its customers’ needs and expectations and addressing each of them in a focused and responsive fashion, on a timely basis. Further, we expect to constantly refine and redefine our asset and liability portfolios through growth and product line diversification, increase our base of higher yielding assets as the economic cycle strengthens, and improve our efficiency ratio as we leverage our talents and capital.

DESCRIPTION OF COMMON STOCK

Our Articles of Incorporation authorize it to issue up to 10,000,000 shares of common stock, $0.01 par value. There were 5,831,099 shares of common stock issued and outstanding at September 30, 2007. In addition, at September 30, 2007, options to purchase 727,117 shares of Bank Holdings common stock have been granted (as adjusted), but have not been exercised, pursuant to its stock option plan. Our shares do not represent or constitute deposit accounts and are not insured by the FDIC.

Dividends. Our shareholders are entitled to receive such dividends, if any, as may be declared by the board of directors out of funds legally available for such purpose. We are a legal entity separate and distinct from Nevada Security Bank and our other subsidiaries. Because we are a holding company with no significant assets other than Nevada Security Bank and our 1031 exchange companies, we will be dependent upon dividends from Nevada Security Bank and net income from the exchange companies for cash with which to pay dividends when, and if, our dividend policy changes. Currently, we intend to follow a policy of retaining earnings, if any, for the purpose of increasing our net worth and capital. Accordingly, it is anticipated that no cash dividends will be declared for the foreseeable future. Accordingly, our ability to make dividend payments to shareholders is subject to statutory and regulatory restrictions that apply to Nevada Security Bank. A Nevada banking corporation, such as Nevada Security Bank, may not declare a dividend until (a) the surplus fund of the bank equals its initial stockholders’ or members’ equity, not including its initial surplus fund, (b) there has first been carried to the surplus fund 10 percent of the previous year’s net profit, and (c) the bank complies with the requirements set forth in NRS 661.025. However, in general the directors of a Nevada state bank that maintains the issuance of deposits required pursuant to the provisions of the Federal Deposit Insurance Act may declare a dividend or make a distribution of so much of the net profits of the bank as they determine is expedient. The Nevada Financial Institutions Division may also restrict the payment of dividends under its general supervisory and enforcement powers.

Voting Rights. Each share of common stock is entitled to one vote on all matters presented for a vote. Cumulative voting for the election of directors is not authorized.

Preemptive Rights. Our articles of incorporation provide that holders of shares of common stock shall not have any preemptive right (i.e. the right of first refusal to acquire shares offered by The Bank Holdings) to acquire unissued shares of capital stock of The Bank Holdings.

Other Rights. Our shares of common stock have no liquidation rights or conversion rights, and our articles of incorporation contain no provisions regarding the redemption of the common stock, nor any sinking fund provisions.

Assessment. Shares of our common stock are not assessable.

Shareholders’ rights and related matters are governed by our articles of incorporation, bylaws and Nevada law. Our articles of incorporation may not be amended without the affirmative vote of at least a majority of the outstanding shares unless a greater amount is required by law. Subject to the approval of the Nevada Financial Institutions Division, if such approval is required, Nevada Security Bank’s bylaws may be amended by either the board of directors or by The Bank Holdings as sole shareholder of Nevada Security Bank.

USE OF PROCEEDS

All net proceeds from the sale of the shares of our common stock being offered under this prospectus will go to the selling stockholder. Accordingly, we will not receive any proceeds from sales of these shares. We are paying the expenses of registration of the shares being offered under this prospectus.

SELLING SHAREHOLDERS

The following table identifies the selling shareholders, as of September 30, 2007, and indicates certain information known to us with respect to (i) the number of common shares beneficially owned by the selling shareholder, (ii) the number of common shares to be offered for the selling shareholders’ account, and (iii) the number of common shares and percentage of outstanding common shares to be beneficially owned by the selling shareholder after the sale of all of the common shares offered by the selling shareholder. The term “beneficially owned” means common shares owned or that may be acquired within 60 days. The number of common shares outstanding as of September 30, 2007, was 5,831,099. The selling shareholders may sell some, all, or none of their common shares. The relationship of the selling shareholder to us, if any, is indicated.

	Shares Beneficially Owned Prior to Offering(1)		Shares Offered For Sale		Shares Beneficially Owned After Offering(2)
Shareholder Name	Number of Shares	%	Number of Shares	%	Number of Shares	%
1993 Azevedo Family Trust	6,177	*	6,177	*	0	0
Edward Allison, Director (3)	40,169	*	1,544	*	38,625	*
Robert Awalt	1,112	*	1,112	*	0	0
Marybel Batjer, Director (4)	9,491	*	433	*	9,058	*
Jack Buchold, Exec. Vice Pres. & Chief Financial Officer (5)	48,813	*	1,050	*	47,763	*
Julia P. Clark	30,883	*	30,883	4.3	0	0

The Chipman First Family Ltd Partnership	257,890	4.4	61,765	8.7	196,125	3.4
Edward Coppin, Director (6)	75,238	1.3	6,177	*	73,948	1.26
EIG, LLC	15,422	*	15,422	2.2	0	0
Glenbrook Partners	125,530	2.2	125,530	17.6	0	0
Haberman Value Fund, LP	15,750	*	15,750	2.2	0	0
Jesse Haw, Director (7)	98,162	1.7	3,150	*	95,012	1.6
HBI Private Equity Fund II, LLP	61,740	1.1	61,740	8.7	61,740	0
W. Randall Holloway Family Trust	138,817	2.4	30,882	4.3	107,935	1.9
JSM Family Trust	1,050	*	1,050	*	0	0
Kelvin H. Moss, Director (8)	96,148	1.7	21,000	2.9	75,148	1.3
NAI Insurance Agency, Inc.	335,510	5.8	123,530	17.1	211,980	3.6
James L. Pfrommer, Director (9)	12,208	*	2,100	*	10,108	*
Sunova Offshore Ltd.	131,250	2.3	131,250	18.4	0	0
Triumph Investment Fund, LP	74,119	1.3	74,119	10.4	0	0

* Less Than 1%

(1)                                 In calculating this amount for each holder, we treated as outstanding the number of shares of common stock that such holder has the right to acquire within 60 days of the date of this prospectus through the exercise of any option, warrant or right, but we did not include such shares in the calculation of this amount for any other holder.

(2)                                 Assumes that the Selling Shareholders dispose of all the shares of common stock covered by this prospectus and do not acquire any additional shares of common stock.

(3)                                 Beneficial ownership includes 27,208 shares acquirable by exercise of stock options.

(4)                                 Beneficial ownership includes 9,058 shares acquirable by exercise of stock options.

(5)                                 Beneficial ownership includes 42,938 shares acquirable by exercise of stock options.

(6)                                 Beneficial ownership includes 27,208 shares acquirable by exercise of stock options.

(7)                                 Beneficial ownership includes 24,452 shares acquirable by exercise of stock options.

(8)                                 Mr. Moss disclaims beneficial ownership of 6,824 of these shares. Mr. Moss has shared voting and investment powers as to 9,424 of these shares. Beneficial ownership includes 9,458 shares acquirable by exercise of stock options.

(9)                                 Beneficial ownership includes 9,058 shares acquirable by exercise of stock options.

PLAN OF DISTRIBUTION

The selling shareholders and any of their pledgees, assignees, and successors-in-interest may, from time to time, sell any or all or none of their common shares on any stock exchange, market, or trading facility on which the shares are traded or in private transactions. These sales may be at fixed or negotiated prices. The selling shareholders may use any one or more of the following methods when selling common shares:

•                                ordinary brokerage transactions and transactions in which the broker-dealer solicits purchasers;

•                                block trades in which the broker-dealer will attempt to sell the shares as agent but may position and resell a portion of the block as principal to facilitate the transaction;

•                                purchases by a broker-dealer as principal and resale by the broker-dealer for its account;

•                                an exchange distribution in accordance with the rules of the applicable exchange;

•                                privately negotiated transactions;

•                                short sales as permitted by law;

•                                broker-dealers may agree with the selling stockholders to sell a specified number of such shares at a stipulated price per share;

•                                a combination of any of the above methods of sale; and

•                                any other method permitted pursuant to applicable law.

The selling shareholders may also sell shares under Rule 144 under the Securities Act, if available, rather than under this prospectus.

The selling shareholders may also engage as permitted by law in short sales against the box, puts and calls and other transactions in securities of ours or derivatives of our securities and may sell or deliver common shares in connection with these trades. The selling shareholders may pledge their common shares to their brokers under the margin provisions of customer agreements. If a selling shareholder defaults on a margin loan, the broker may, from time to time, offer and sell the pledged common shares.

Broker-dealers engaged by the selling shareholders may arrange for other brokers-dealers to participate in sales. Broker-dealers may receive commissions or discounts from the selling shareholders (or, if any broker-dealer acts as agent for the purchaser of common shares, from the purchaser) in amounts to be negotiated. The selling shareholders do not expect these commissions and discounts to exceed what is customary in the types of transactions involved.

The selling shareholders and any broker-dealers or agents that are involved in selling the common shares may be deemed to be “underwriters” within the meaning of the Securities Act in connection with such sales. In such event, any commissions received by such broker-dealers or agents and any profit on the resale of the shares purchased by them may be deemed to be underwriting commissions or discounts under the Securities Act. We are required to pay all fees and expenses incident to the registration of the common shares.

WHERE YOU CAN FIND MORE INFORMATION ABOUT US

We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission. You may read and copy any document we file at the Commission’s public reference room at 100 F Street, N.E., Washington, D.C. 20549. Please call the Commission at 1-800-SEC-0330 for further information on the public reference room. Our Commission filings are also available to the public over the Internet at the Commission’s Website at www.sec.gov.

We have filed with the Commission a registration statement on Form S-3 to register the shares being offered. This prospectus is part of that registration statement and, as permitted by the Commission’s rules, does not contain all the information included in the registration statement. For further information with respect to us and our common stock, you should refer to the registration statement and to the exhibits and schedules filed as part of the registration statement, as well as the documents discussed below.

The Commission allows us to “incorporate by reference” the information we file with them, which means that we can disclose important information to you by referring you to those documents.

The information incorporated by reference is an important part of this prospectus, and information that we file later with the Commission will automatically update or supersede this information.

This prospectus may contain summaries of contracts or other documents. Because they are summaries, they will not contain all of the information that may be important to you. If you would like complete information about a contract or other document, you should read the copy filed as an exhibit to the registration statement or incorporated in the registration statement by reference.

We incorporate by reference the documents listed below and any future filings we will make with the Commission under Sections 13(a), 13(c), or 15(d) of the Securities Exchange Act of 1934 (File No. 0-27494) until all of the shares are sold, except that we do not incorporate by reference any document or portion of a document that is deemed, under Commission rules, not to be filed.

•                                Annual Report on Form 10-K for the fiscal year ended December 31, 2006, including information specifically incorporated by reference into the Form 10-K from our Definitive Proxy Statement for our Annual Meeting of Shareholders which was filed with the SEC on April 30, 2007;

•                                Quarterly Reports on Form 10-Q for the quarter ended March 31, 2007 and the quarter ended June 30, 2007; and

•                                Current Reports on Form 8-K filed on January 25, January 31, March 1, May 8, June 25, July 26 and October 11, 2007.

Any statement contained herein or in a document filed by us and incorporated or deemed incorporated by reference shall be deemed modified or superseded for purposes hereof to the extent that a statement contained in this prospectus or in any other subsequently filed document that also is, or deemed to be, incorporated by reference modifies or supersedes such statement. Any such statement so modified or superseded shall not be deemed to constitute a part of this prospectus, except as so modified or superseded.

You can review and copy the registration statement, its exhibits and schedules, as well as the documents listed below, at the public reference facilities maintained by the Commission as described above.

INDEMNIFICATION

Our Articles of Incorporation and Bylaws contain provisions for the indemnification of our officers and directors, and authorize us to pay reasonable expenses incurred by, or to satisfy a fine or judgment against, a current or former director, officer, employee or agent in connection with certain types of legal liability incurred by the individual while acting for The Bank Holdings within the scope of his or her employment, except for acts or omissions that are finally adjudged to be intentional misconduct, fraud, or a knowing violation of law and was material to the cause of action. The indemnification provided for in the Articles of Incorporation is not exclusive of any other rights to which those indemnified may be entitled under any bylaws, agreement, vote of shareholders or disinterested directors or otherwise.

Nevada state law contains provisions eliminating the personal liability of directors and officers to The Bank Holdings or its shareholders for damages for breach of fiduciary duty as a director or officer, except for acts or omissions involving intentional misconduct, fraud, or a knowing violation of law.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to officers, directors and controlling persons of The Bank Holdings pursuant to the foregoing provisions, we have been advised that in the opinion of the Securities and Exchange Commission, such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable.

LEGAL MATTERS

Gary Steven Findley & Associates will pass upon the validity of the shares of common stock and certain other legal matters in connection with this offering, unless we indicate otherwise in a prospectus supplement.

EXPERTS

The consolidated financial statements and management reports incorporated into this prospectus by reference from our Annual Report on Form 10-K for the year ended December 31, 2006, have been audited by Moss Adams LLP, an independent registered public accounting firm, as stated in their reports, which are also incorporated herein by reference, and have been so incorporated in reliance upon the reports of such firm given upon their authority as experts in accounting and auditing.

PART II

INFORMATION NOT REQUIRED IN PROSPECTUS

Item 14.  Other Expenses of Issuance and Distribution

The following sets forth the estimated amounts of expenses to be borne by The Bank Holdings in connection with the offering described in this Registration Statement:

Registration Fee Under the Securities Act	300
Legal Fees and Expenses	15,000
Accounting Fees and Expenses	10,000
Miscellaneous Fees and Expenses	2,000
Total	27,300

Item 15.  Indemnification of Directors and Officers

The indemnification laws of the State of Nevada generally provides that a corporation may indemnify any person who was or is a party or is threatened to be made a party to any threatened, pending or completed action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he is or was a director, officer, employee or agent of the corporation, or is or was serving at the request of the corporation as a director, officer, employee or agent of another corporation, partnership, joint venture, trust or other enterprise, against expenses, including attorneys’ fees, judgments, fines and amounts paid in settlement actually and reasonably incurred by him in connection with the action, suit or proceeding if he acted in good faith and in a manner such person reasonably believed to be in the best interests of the corporation, and in the case of a criminal matter, had no reasonable cause to believe the conduct of such person was unlawful. Indemnification may not be made for any claim, issue or matter as to which such a person has been adjudged by a court of competent jurisdiction, after exhaustion of all appeals therefrom, to be liable to the corporation or for amounts paid in settlement to the corporation, unless and only to the extent that the court in which the action or suit was brought or other court of competent jurisdiction determines upon application that in view of all the circumstances of the case, the person is fairly and reasonably entitled to indemnity for such expenses as the court deems proper.

Registrant’s Articles of Incorporation provides that every person who was or is a party, or is threatened to be made party to or is involved in any action, suit or proceeding, whether civil, criminal, administrative or investigative, by reason of the fact that he or she or a person of whom he or she is the legal representative is or was a director or officer of the Registrant, or is or was serving at the request of the Registrant as a director or officer of another corporation, or as its representative in a partnership, joint venture, trust or other enterprise, shall be indemnified and held harmless to the fullest extent legally permissible under the laws of the State of Nevada, from time to time against all expenses, liability and loss (including attorney’s fees, judgments, fines and amounts paid or to be paid in settlement) reasonably incurred or suffered by him or her in connection therewith, except that there shall be no indemnification to the extent such indemnification is not permitted under Section 1828(k) or Title 12 of the United States and the implementing regulations thereunder. Such right of indemnification shall be a contract right which may be enforced in any manner desired by such person. Such right of indemnification shall not be exclusive of any other right which such directors, officers or representatives may have or hereafter acquire, and, without limiting the generality of such statement, they shall be entitled to their respective rights of indemnification under any bylaw, agreement, vote of shareholders, provision of law, or otherwise.

Expenses of directors and officers incurred in defending a civil or criminal action, suit or proceeding by reason of any act or omission of such director or officer acting as a director or officer shall be paid by the Registrant as they are incurred and in advance of the final disposition of the action, suit or proceeding, upon receipt of any undertaking by or on behalf of the director or officer to repay the amount if it is ultimately determined by a court of competent jurisdiction that he or she is not entitled to be indemnified by the Registrant.

The Bylaws of the Registrant provide that it shall provide to the maximum extent permitted by Nevada Revised Statues section 78.751 indemnification of its directors, officers and employees. Registrant’s Bylaws also provide that Registrant shall have the power to purchase and maintain insurance covering its directors, officers and employees against any liability asserted against any of them and incurred by any of them, whether or not Registrant would have the power to indemnify them against such liability under the provisions of applicable law or the provisions of Registrant’s Bylaws.

The foregoing summaries are necessarily subject to the complete text of the statute, Articles of Incorporation, Bylaws and agreements referred to above and are qualified in their entirety by reference thereto.

Item 16.  Exhibits

Exhibit No.	Description
4.1	Specimen stock certificate (1)
5.1	Opinion of Legal Counsel
23.1	Consent of Moss Adams LLP
23.2	Consent of Legal Counsel (included in Exhibit 5.1)

(1)                                  This exhibit was previously filed as part of, and is hereby incorporated by reference to our Form SB-2 filed with the Commission on December 17, 2003.

Item 17.  Undertakings

The undersigned registrant hereby undertakes:

(1)                                  To file, during any period in which offers or sales are being made of the securities registered hereby, a post-effective amendment to this registration statement:

(i)	To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;
(ii)

To reflect in the prospectus any facts or events arising after the effective date of the Registration Statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the Commission pursuant to

Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20% change in the maximum aggregate offering price set forth in the “Calculation of Registration Fee” table in the effective registration statement.

(iii)

To include any material information with respect to the plan of distribution not previously disclosed in the Registration Statement or any material change to such information in the Registration Statement;

provided, however, that the undertakings set forth in clauses (i) and (ii) above do not apply if the information required to be included in a post-effective amendment by those clauses is contained in periodic reports filed with or furnished to the Commission by the registrant pursuant to Section 13 or Section 15(d) of the Securities Exchange Act of 1934 that are incorporated by reference in this registration statement.

(2)                                  That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new Registration Statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

(3)                                  To remove from the registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

That, for purposes of determining any liability under the Securities Act of 1933, as amended, each filing of a Registrant’s annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act of 1934 (and, where applicable, each filing of an employee benefit plan’s annual report pursuant to Section 15(d) of the Securities Exchange Act of 1934) that is incorporated by reference in this Registration Statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

The Company hereby undertakes to deliver or cause to be delivered with the prospectus, to each person to whom the prospectus is sent or given, the latest annual report to security holders that is incorporated by reference in the prospectus and furnished pursuant to and meeting the requirements of Rule 14a-3 or Rule 14c-3 under the Securities Exchange Act of 1934; and where interim financial information required to be presented by Article 3 of Regulation S-X are not set forth in the prospectus, to deliver, or cause to be delivered to each person to whom the prospectus is sent or given, the latest quarterly report that is specifically incorporated by reference in the prospectus to provide such interim financial information.

Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the undersigned Registrant pursuant to the provisions, or otherwise, the Registrant has been advised that in the opinion of the Securities and Exchange Commission such indemnification is against public policy as expressed in the Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the undersigned Registrant of expenses incurred or paid by a director, officer of controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by the controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Act and will be governed by the final adjudication of such issue.

SIGNATURES

Pursuant to the requirements of the Securities Act of 1933, as amended, The Bank Holdings certifies that it has reasonable grounds to believe that it meets all of the requirements for filing on Form S-3 and has duly caused this Registration Statement to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Reno, State of Nevada on the 19th day of October, 2007.

THE BANK HOLDINGS

By:	/s/ Hal Giomi
Hal Giomi
Chief Executive Officer

Pursuant to the requirements of the Securities Act of 1933, as amended, this Registration Statement has been signed by the following persons in the capacities and on the dates indicated. Each of the directors and/or officers of The Bank Holdings whose signature appears below hereby appoints Hal Giomi and Jack Buchold, and each of them severally, as his or her attorney-in-fact to sign in his or her name and behalf, in any and all capacities stated below and to file with the Securities and Exchange Commission any and all amendments, including post-effective amendments, to this Registration Statement on Form S-3, making such changes in the Registration Statement as appropriate, and generally to do all such things in their behalf in their capacities as directors and/or officers to enable The Bank Holdings to comply with the provisions of the Securities Act of 1933, and all requirements of the Securities and Exchange Commission.

/s/ Edward Allison	Director	Oct. 19, 2007
Edward Allison

/s/ Marybel Batjer	Director	Oct. 19, 2007
Marybel Batjer

/s/ Joseph Bourdeau	President and Director	Oct. 19, 2007
Joseph Bourdeau

/s/ Edward Coppin	Director	Oct. 19, 2007
Edward Coppin

/s/ David A. Funk	Director	Oct. 19, 2007
David A. Funk

/s/ Jesse Haw	Director	Oct. 19, 2007
Jesse Haw

/s/ Kelvin Moss	Director	Oct. 19, 2007
Kelvin Moss

/s/ James Pfrommer	Director	Oct. 19, 2007
James Pfrommer

/s/ Hal Giomi	Chairman and Chief Executive Officer	Oct. 19, 2007
Hal Giomi

/s/ Jack B. Buchold	Chief Financial Officer	Oct. 19, 2007
Jack B. Buchold